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Exhibit 99.1


                                [USA LETTERHEAD]

August 25, 2004


I would like to take a moment to report on a number of initiatives we are rolling out in the first half of fiscal year 2005, beginning with the one explained in the attached press release -- announcing the completion of the e-Port 'on a chip' by USA Technologies and ZiLOG Inc.

There is much to look forward to as we proceed into Fiscal Year 2005 - as we continue to build upon our previous efforts. Last year, our revenue largely came from three areas -- our basic VendingMiser energy management offering, our current e-Port G-4 cashless transaction solution, and our Business Express unattended office service. It was also a year of productivity -- one in which we worked diligently toward the commercialization of four new products, which are expected to produce additional sources of revenue.

Shortly, we'll be releasing new eSuds products, a new generation e-Port, new VendingMiser and CoolerMiser, and expanding our relationship with Sony.

Our new eSuds solution incorporates the new ZiLOG e-Port chip. Installs are complete at Carnegie Mellon University, Cedarville College, and Bluffton College. And we're working with our distributors to install eSuds at numerous other universities in the near term.

The new e-Port G-5 for vending is also ready for market, and will be available for distribution soon. It's smaller, and its one-piece design makes it easier to install. A lower manufacturing cost also makes this product more affordable - and improves upon the rate of return for our customers.

The new VendingMiser and CoolerMiser are also completed, and initial BETA installs are underway. Like the new G-5 e-Port, they are a more simple and less costly design, and offer our customers an improved return on investment. With energy costs rising, and companies looking to reduce costs and expenses, we believe this product line will respond to their energy management needs.

I am also pleased to report that Sony's e-Port software activated
Picturestations have been installed in 60 locations across the US. We have already targeted other kiosk manufacturers and operators for this unique, wireless, cashless technology, developed specifically for the burgeoning kiosk industry.

As you can see, we have been busy. In large part due to your support and encouragement, we have a formidable array of products, services, patents and customers. As such we have entered our new fiscal year with great energy and optimism, and look forward to keeping you abreast of our progress.

Thank you for your continued support.

Sincerely,

/s/ George R. Jensen, Jr.
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George R. Jensen, Jr.
Chairman and Chief Executive Officer